FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (this "First Amendment ") is dated August 22, 2006 and is by and among Colombia Goldfields, Ltd., a Nevada corporation ("Buyer"), RNC (Colombia) Limited, a Belize corporation and its wholly owned subsidiary, Compania Minera de Caldas, a Colombian corporation ("Caldas"), (together referred to herein as the "Company") and, Investcol Limited, a Belize corporation ("Seller"). Certain other capitalized terms used herein are defined in the Agreement (defined below).

RECITALS

WHEREAS, Buyer, Seller and Company entered into that certain Stock Purchase Agreement dated as of January 13, 2006 ("Agreement");
and

WHEREAS, the parties desire to amend the capital stock purchase option provisions pursuant to Section 2.3.2 and .3 of the Agreement.

TERMS

NOW therefore, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged, the parties, agree as follows:

1. Amendment to Section 2.3.2 of the Agreement. Section 2.3.2 of the Agreement is hereby amended and restated in its entirety as follows:

2.3.2 Buyer shall have the option until December 31, 2006 to acquire from Seller 250 Shares (constituting 25% of the then issued and outstanding capital stock of Company), free and clear of all Encumbrances in exchange for (i) 4,200,000 shares of Buyer Common Stock issued to Seller, (ii) a $5,000,000 non-interest bearing loan to the Company to be fully paid no later than December 31, 2006; provided, however, such funds are subject to call on a monthly basis by Company (iii) $200,000 to Seller, and (iv) provide sufficient funds to the Company upon terms satisfactory to Buyer to complete feasibility study.

2. Amendment to Section 2.3.3 of the Agreement. Section 2.3.3 of the Agreement is hereby amended and restated in its entirety as follows:

"2.3.3  Buyer shall have the option until May 1, 2009 to acquire from Seller 250 Shares (constituting 25% of the then issued and outstanding capital stock of Company), free and clear of all Encumbrances for a purchase price equal to 25% of the value of Caldas determined by a bankable feasibility study certified by Chlumsky, Armbrust and Meyer, Ltd., or other acceptable third party. The maximum purchase price to be paid shall not exceed $15,000,000 plus 4,000,000 shares of Buyer Common Stock.

Payment of the purchase price can be made by Buyer in either cash or Buyer Common Stock, or any combination thereof. A share of Buyer Common Stock shall be valued at 90% of the average closing price of Buyer Common Stock as reported on a national securities exchange or national market or quotation system, over the 30 day period immediately preceding the delivery to the Seller of notice of intent to exercise the option by Buyer in conformity with the terms of the Escrow Agreement annexed hereto as Exhibit "1".

3. Exercise of Capital Stock Purchase Option. Buyer hereby elects to exercise the capital stock purchase option pursuant to Section 2.3.2 of the Agreement. Upon signing of this First Amendment, Buyer shall deliver to Seller 4,200,000 shares of Buyer Common Stock and pay $200,000 to Seller.

4. Ratification; Entire Agreement; Recitals. Except as modified above, all other terms and conditions of the Agreement are ratified and reaffirmed in their entirety, and shall remain in full force and effect. This First Amendment and the Agreement (including the Schedules attached to the Agreement and the Recitals set forth above and in the Agreement) and other documents delivered concurrently with the Agreement, contain the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

5. Amendment; Waiver. This First Amendment may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties.

6. Counterparts; Execution by Facsimile. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart hereof by facsimile shall be effective as manual delivery of an executed counterpart hereof.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment and Exercise to be executed the day and year first above written.

COLOMBIA GOLDFIELDS, LTD.

/s/ J. Randy Martin
By: J. R. Martin
Title: Chief Executive Officer

INVESTCOL LTD.

/s/ Thomas W. Lough
By: Thomas W. Lough
Title: President

RNC (COLOMBIA) LIMITED

/s/ Ian Park
By: Ian Park
Title: President